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                                                                    EXHIBIT 23.1

                         Consent of Independent Auditors

We consent to the incorporation by reference in the Registration Statement (Form S-3 No. 33-85334) of Overhill Corporation (formerly Polyphase Corporation) and in the related Prospectus and in the Registration Statements (Form S-8 No. 333-03333 and No. 33-82008) pertaining to the 1994 Stock Option Plan of our report dated December 7, 2001, except for the last paragraphs of Notes 6 and 7, as to which the date is January 11, 2002, with respect to the consolidated financial statements and schedules of Overhill Corporation (formerly Polyphase Corporation) included in this Annual Report (Form 10-K) for the year ended September 30, 2001.

                                                   ERNST & YOUNG LLP

January 11, 2002
Dallas, Texas